     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 1994

                                                     REGISTRATION NO. 33-
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- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                     [LOGO]
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                   94-1278569
                                (I.R.S. EMPLOYER
                               IDENTIFICATION NO.)

                       DIAL TOWER, PHOENIX, ARIZONA 85004
                                 (602) 207-4900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             SAMUEL L. EICHENFIELD
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        GREYHOUND FINANCIAL CORPORATION
           DIAL TOWER, 1850 N. CENTRAL AVENUE, PHOENIX, ARIZONA 85004
                                 (602) 207-4900

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

         WILLIAM J. HALLINAN
         GENERAL COUNSEL
         GFC FINANCIAL CORPORATION
         DIAL TOWER, 1850 N. CENTRAL AVENUE
         PHOENIX, ARIZONA 85004
             PAUL C. PRINGLE
             BROWN & WOOD
             555 CALIFORNIA STREET
             SAN FRANCISCO, CALIFORNIA 94104

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
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
- --------------------------------------------------------------------------------
TITLE OF EACH CLASS                  AMOUNT      PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
OF SECURITIES TO                      TO BE       OFFERING PRICE      AGGREGATE      REGISTRATION
BE REGISTERED                      REGISTERED       PER UNIT*      OFFERING PRICE*        FEE
- ---------------------------------------------------------------------------------------------------
Senior Debt Securities........... $1,000,000,000        100%        $1,000,000,000     $344,830
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

* Estimated solely for the purpose of determining the registration fee.
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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
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- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             PRELIMINARY PROSPECTUS
                  SUBJECT TO COMPLETION, DATED MARCH 28, 1994

PROSPECTUS

                                     [LOGO]
                             SENIOR DEBT SECURITIES

     Greyhound Financial Corporation ("Company" or "GFC") may offer from time to time up to $1,000,000,000 aggregate principal amount of its senior debt securities ("Securities") on terms to be determined at the time of sale. The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount and may be issued in fully registered form or in the form of one or more global securities (each a "Global Security"). The specific designation, the aggregate principal amount, the maturity, the purchase price, the rate (which may be fixed or variable) and time of payment of any interest, any sinking fund, any terms of redemption at the option of the Company or the holder, and other specific terms of the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in an accompanying prospectus supplement ("Prospectus Supplement"), together with the terms of offering of the Offered Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The Offered Securities may be offered through underwriters, agents or dealers. If underwriters are used, it is expected that the managing underwriters will include Citicorp Securities, Inc., Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc. If an underwriter, agent or dealer is involved in the offering of any Offered Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of the Offered Securities less such discount in the case of an underwriter, the purchase price of the Offered Securities less such commission in the case of an agent or the purchase price of the Offered Securities in the case of a dealer, and less, in each case, the other expenses of the Company associated with the issuance and distribution of the Offered Securities. See "Plan of Distribution."

               The date of this Prospectus is             , 1994.

     IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Room 1024 at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048, and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at the prescribed rates. Reports and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and Current Reports on Form 8-K, 8-K/A and 8-K/A-1 dated February 14, 1994 filed pursuant to Section 13 of the Exchange Act with the Commission.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge upon written or oral request by any person to whom this Prospectus is delivered a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such request should be directed to Robert J. Fitzsimmons, Vice President-Treasurer, Greyhound Financial Corporation, Dial Tower, 1850 N. Central Avenue, Phoenix, Arizona 85004, telephone number (602) 207-4900.

                        GREYHOUND FINANCIAL CORPORATION

     Greyhound Financial Corporation, a Delaware corporation (the "Company"), engages in the business of providing secured financing of selected commercial and real estate activities in the United States and intermediate-term lending on a secured basis in foreign countries. The Company accomplishes this through secured loans and leases. The Company is in the process of winding down the London based financing operations of Greyhound European Financial Group ("GEFG").

     The Company generates interest and other income through charges assessed on outstanding loans, loan servicing, leasing and other fees. The Company's primary expenses are the costs of funding its loan business (including interest paid on debt), provisions for possible credit losses, marketing expenses, salaries and employee benefits, servicing and other operating expenses and income taxes.

     The Company's current emphasis is on secured lending to businesses in specific industry niches, where the Company's expertise in evaluating the needs and credit worthiness of prospective customers enables it to provide specialized financing services. The Company's strategy has been to seek to maintain a high-quality portfolio, using clearly defined underwriting standards in an effort to minimize the level of non-earning assets and write-offs.

     The Company's activities include:

     - Corporate Finance. The Corporate Finance group provides financing, generally in the range of $2 million to $25 million, focusing on middle market businesses nationally, including distribution, wholesale, retail, manufacturing and service industries. The group's lending is primarily in the form of term loans secured by the assets of the borrower, with significant emphasis on cash flow as the source of repayment of the secured loan.

     - Transportation Finance. Through the Transportation Finance group, the Company structures secured financings for specialized areas of the transportation industry, principally involving domestic and foreign used aircraft, as well as domestic short-line railroads and used rail equipment. Typical transactions involve financing up to 80% of the fair market value of used equipment in the $3 million to $30 million range. Traditionally focused on the domestic marketplace, Transportation Finance established a London, England office in 1992, broadening its product line to include international aircraft loans.

     - Communications Finance. The Communications Finance group specializes in radio and television. Other markets include cable television, print and outdoor media services in the United States. The Company extends secured loans to communications businesses requiring funds for recapitalization, refinancing or acquisition. Loan sizes generally are from $3 million to $35 million.

     - Commercial Real Estate Finance. The Commercial Real Estate group provides cash-flow-based financing primarily for acquisitions and refinancings to experienced real estate developers and owner tenants of income-producing properties in the United States and the United Kingdom. The Company concentrates on secured financing opportunities, generally between $3 million and $30 million, involving senior mortgage term loans on owner-occupied commercial real estate. The Company's portfolio of real estate leveraged leases is also managed as part of the commercial real estate portfolio.

     - Resort Finance. The Resort Finance group focuses on successful, experienced resort developers, primarily of timeshare resorts, second home resort communities, golf resorts and resort hotels. Extending funds through a variety of lending options, the Resort Finance group provides loans and lines of credit ranging from $3 million to $30 million for construction, acquisitions, receivables financing and purchases and other uses. Through its subsidiary, GFC Portfolio Services, Inc. ("GPS"), the Resort Finance group offers expanded convenience and service to its customers. Professional receivables collections and cash management gives developers the ability of having loan-related administrative functions performed for them by the Company.

     - Asset Based Finance. Acquired in early 1993, the Asset Based Finance group ("ABF") offers a full range of nationwide collateral-oriented lending programs to middle-market businesses including manufacturers, wholesalers and distributors. The Company's ABF group mainly provides revolving lines of credit ranging between $2 million and $25 million, often partnering with the Corporate Finance group to offer convenient "one-stop" financing to businesses.

     - Consumer Rediscount Finance. The Consumer Rediscount Group ("CRG") offers $2 million to $25 million revolving credit lines to regional consumer finance companies which in turn extend credit to consumers. The Company's customers provide credit to consumers to finance home improvements, automobile purchases, insurance premiums and for a variety of other financial needs.

     - Ambassador Factors. On February 14, 1994, the Company purchased Fleet Factors Corp., better known as Ambassador Factors, from Fleet Financial Group, Inc. Ambassador Factors provides accounts receivable factoring and asset-based lending principally to small and medium-sized textile and apparel manufacturers and importers.

     - TriCon. On March 4, 1994, GFC Financial Corporation ("GFC Financial") announced the signing of a definitive purchase agreement under which the Company will acquire TriCon Capital Corporation ("TriCon"), an indirect wholly-owned subsidiary of Bell Atlantic Corporation. This transaction is subject to regulatory approvals and certain other conditions. TriCon is a $1.8 billion niche-oriented provider of commercial and equipment leasing services. TriCon's marketing orientation fits well with the Company's emphasis on value-added products and services in focused niches of the commercial finance business and further diversifies the Company's asset base.

     In conjunction with the liquidation of the GEFG portfolio, GEFG surrendered the banking license of its United Kingdom bank, Greyhound Bank PLC, and renamed the company Greyhound Guaranty Limited ("GGL"). GGL operates a finance group that was primarily involved in lending to individuals in the United Kingdom secured by second mortgages on residential real estate. The group ceased writing new consumer finance business in the first quarter of 1991 but continues to administer and collect loans previously made.

     The Company was incorporated under the laws of Delaware in 1965 and is the successor to a California corporation which commenced operations in 1954. The principal executive offices of the Company are located at Dial Tower, 1850 N. Central Avenue, Phoenix, Arizona 85004, and its telephone number is (602) 207-4900. All of the capital stock of the Company is owned by GFC Financial, the common stock of which is publicly traded on the New York Stock Exchange. GFC Financial owns substantially all of the financial services businesses (principally the Company) previously owned by its former parent, The Dial Corp.

                        RATIO OF INCOME TO FIXED CHARGES

     The following table sets forth the Company's ratios of income to fixed charges ("ratio") for each of the past five years.

        YEAR ENDED DECEMBER 31,
- ----------------------------------------
1993     1992     1991     1990     1989
- ----     ----     ----     ----     ----
1.51     1.38      --      1.24     1.23
- ----     ----     ----     ----     ----
- ----     ----     ----     ----     ----

     Variations in interest rates generally do not have a substantial impact on the ratio because the fixed-rate and floating-rate assets are generally matched with liabilities of similar rate and term.

     Income available for fixed charges, for purposes of the computation of the ratio of income to fixed charges, consists of the sum of income before income taxes (adjusted for the effect of reduced tax rates on income from leveraged leases) and fixed charges. Fixed charges include interest and related debt expense and a portion of rental expense determined to be representative of interest.

     For the year ended December 31, 1991, earnings were inadequate to cover fixed charges by $35,256,000. This inadequacy was due to certain restructuring and other charges of $65,000,000 and transaction costs of $13,000,000 recorded in the fourth quarter of 1991 in connection with the transfer by The Dial Corp to GFC Financial of its financial services and insurance businesses, including the Company.

                                USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the net proceeds to be received by the Company from the sale of the Securities will be added to the Company's general funds and are intended to be used for general corporate purposes, which may include without limitation, the reduction of short-term debt or the refinancing of long-term debt.

                           DESCRIPTION OF SECURITIES

     The Securities will be issued under an Indenture, dated as of September 1, 1992, as supplemented and amended from time to time (hereinafter called the "Indenture"), between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following statements do not purport to be complete and are subject to the detailed provisions of the Indenture, to which reference is hereby made, including the definition of certain terms used herein without definition.

GENERAL

     The Securities offered by this Prospectus will be limited to $1,000,000,000 aggregate principal amount. The Indenture does not limit the aggregate principal amount of Securities which may be offered thereunder and provides that Securities may be issued in one or more series, in each case as authorized from time to time by the Company. The Securities will be unsecured general obligations of the Company and will not be subordinated to any other general indebtedness of the Company. Reference is made to the Prospectus Supplement together with any pricing supplement thereto relating to the Offered Securities for the following terms thereof:

          (1) the title of the Offered Securities;

          (2) any limit upon the aggregate principal amount of the Offered Securities;

          (3) the date or dates on which the principal of the Offered Securities shall be payable;

          (4) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, or the method by which such rate or rates shall be determined;

          (5) the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which such interest shall be payable and any record dates therefor;

          (6) the place or places where the principal of, premium, if any, and interest on the Offered Securities shall be payable;

          (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company;

          (8) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid pursuant to such obligation;

          (9) if other than the principal amount thereof, the percentage of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

          (10) whether the Offered Securities are to be issued in whole or in part in global form ("Global Securities") and, if so, the identity of the Depositary for such Global Securities, and the terms and conditions, if any, upon which interests in such Global Securities may be exchanged, in whole or in part, for the individual Securities represented thereby;

          (11) any deletions from, modifications of, or additions to the events of default or covenants of the Company with respect to any of the Offered Securities; and

          (12) any other terms of the Offered Securities none of which shall be inconsistent with the provisions of the Indenture (Section 2.02).

     The Company may authorize the issuance and provide for the terms of a series of Securities pursuant to a resolution of its Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture.

     The Securities may be issued in registered form. Securities of a series may be issued in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." Unless the Prospectus Supplement relating thereto specifies otherwise, Securities will be issued only in denominations of $1,000 or any integral multiple thereof (Section 2.01). One or more Global Securities will be issued in a denomination or denominations equal to the aggregate principal amount of Outstanding Securities of the series to be represented by such Global Security or Securities (Section 3.01).

     Securities (other than a Global Security) may be presented for exchange and registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Company designated for such purpose or at the office of any transfer agent or at the office of any Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Securities may initially be presented for registration of transfer or exchange at the Company's principal business office, Dial Tower, 1850 N. Central Avenue, Phoenix, Arizona 85004 and at the Principal Office of the Trustee at 4 Chase MetroTech Center, 3rd Floor, Brooklyn, New York 11245. Securities (other than a Global Security) in the several denominations will be interchangeable without service charge, but the Company may require payment to cover taxes or other governmental charges. The Trustee initially will act as authenticating agent under the Indenture (Sections 1.02, 2.05 and 5.02).

PAYMENT AND PAYING AGENTS

     Payment of principal of and premium, if any, on Securities (other than a Global Security) will be made against surrender of such Securities at the Principal Office of the Trustee in The City of New York. Payment of any installment of interest on Securities will be made to the person in whose name such Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Principal Office of the Trustee in The City of New York, or, at the option of the Company, by check mailed by first class mail to registered holders of a Security at such holder's registered address (Sections 2.01 and 5.02).

     All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Security that remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Security entitled to receive such payment will thereafter look only to the Company for payment therefor (Section 11.03).

GLOBAL SECURITIES

     The Securities of a series may be issued in whole or in part in global form. A Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A Global Security may be issued in either registered or bearer form and in either temporary or permanent form. A Security in global form may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Section 2.05).

     If a Depositary for Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Securities of such series in definitive form in exchange for the Global Security or Securities representing Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Securities of a series represented by one or more Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for the Global Security or Securities representing Securities. Further, if the Company so specifies with respect to the Securities of a series, each Person specified by the Depositary of the Global Security representing Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Securities of such series in definitive form. In any such instance, each Person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount to such Person's beneficial interest in the Global Security (Section 2.05).

     If any Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the additional circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for definitive Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on any such Global Security and the material terms of the depositary arrangement with respect to any such Global Security.

CERTAIN DEFINITIONS

     The following terms are defined substantially as follows in Section 1.02 of the Indenture and are used herein as so defined. For the purposes of the following terms, all items shall be determined in accordance with generally accepted accounting principles, unless otherwise indicated.

     "Consolidated Net Tangible Assets" means the total of all assets reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with generally accepted accounting principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like intangible assets, less the aggregate of the current liabilities of the Company and its consolidated Subsidiaries reflected on such balance sheet. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company and its consolidated Subsidiaries, and other payables and accruals, in each case payable on demand or due within one year of the date of determination of Consolidated Net Tangible Assets, but shall exclude any portion of long-term debt maturing within one year of the date of such determination, all as reflected on such consolidated balance sheet of the Company and its consolidated Subsidiaries.

     "Lien" means any lien, charge, security interest, right of another under any conditional sale or other title retention agreement or any other encumbrance affecting title to property, including any lease under a sale and leaseback arrangement.

     "Subsidiary" means any corporation a majority of the Voting Stock of which is owned, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries. "Restricted Subsidiary" is any Subsidiary a majority of the Voting Stock of which is owned, directly, by the Company or by one or more Restricted Subsidiaries or by the Company and one or more Restricted Subsidiaries and which is designated as such by resolution of the Board of Directors of the Company. "Unrestricted Subsidiary" means any Subsidiary other than a Restricted Subsidiary.

     "Voting Stock" means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or any governing body) of such corporation, other than stock having such power only by reason of the happening of a contingency.

LIMITATION ON LIENS

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist any Lien upon any of the properties of any character of the Company or any Restricted Subsidiary without making effective provision for securing the Securities equally and ratably with any other obligation or indebtedness so secured, other than: (i) leases of property in the ordinary course of business or in the event that such property is not needed in the operation of the business; (ii) Liens securing indebtedness incurred to finance the acquisition of the property subject to the Lien, and in respect of which the creditor has no recourse against the Company or any Restricted Subsidiary except recourse to such property, or to the proceeds of any sale or lease of such property or both;
(iii) deposits with or security given to a governmental agency as a condition to the transaction of business or the exercise of a privilege, or made to enable the Company or a Restricted Subsidiary to maintain self-insurance or participate in any fund in connection with worker's compensation, unemployment insurance, old age pensions, or other social security, or as collateral in connection with any bond on appeal by the Company or any Restricted Subsidiary from any judgment or in connection with any other judicial proceedings by or against the Company or any Restricted Subsidiary; (iv) Liens for taxes or assessments which are not yet due or are payable without penalty or are being contested in good faith and against which reserves deemed adequate by the Company or a Restricted Subsidiary have been established, provided that foreclosure or similar proceedings have not been commenced; (v) Liens of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than six months; (vi) undetermined Liens or charges incident to construction, mechanics' and other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or any Restricted Subsidiary in good faith, or deposits to obtain the release of such Liens; (vii) immaterial encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto; (viii) other immaterial (in the aggregate) Liens incidental to the conduct of the Company's or any Restricted Subsidiary's business or the ownership of its property other than for indebtedness; (ix) banker's liens and rights of offset in the holders of indebtedness such as commercial paper in the ordinary course of business; (x) leasehold or purchase rights, exercisable for a fair consideration, in favor of any Person which arise in transactions entered into in the ordinary course of business; (xi) Liens on property or shares of stock of a corporation at the time the corporation becomes a Restricted Subsidiary or merges into or consolidates with the Company or a Restricted Subsidiary provided any such Lien is not incurred in anticipation of such corporation becoming a Restricted Subsidiary or the related merger or consolidation; (xii) Liens on property at the time the Company or a Restricted Subsidiary acquires the property; (xiii) Liens in an amount not to exceed in the aggregate $15,000,000 at any one time outstanding, excluding Liens covered by clauses (i) through (xii) above; and (xiv) Liens securing the indebtedness of the Company or a Restricted Subsidiary and the sum of the following does not exceed 10% of Consolidated Net Tangible Assets: (a) such indebtedness plus (b) other indebtedness of the Company and its Restricted Subsidiaries secured by Liens on property of the Company and its Restricted Subsidiaries, excluding indebtedness secured by a Lien existing as of the date specified in the Indenture and excluding indebtedness secured by a Lien permitted by one of clauses (i) through (xiii) above. (Section 5.04).

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     The Indenture provides that the Company will not consolidate with, sell or lease all or substantially all its assets to, or merge with or into any other corporation, or purchase all or substantially all the assets of another corporation, unless (i) the Company shall be the continuing corporation, or the successor, transferee or lessee corporation is organized under the laws of the United States of America or any state thereof and assumes the Company's obligations under the Securities and the Indenture and (ii) immediately after giving effect to such transaction, no default will have occurred and be continuing. A purchase by a Subsidiary of all or substantially all of the assets of another corporation shall not be deemed to be a purchase of such assets by the Company (Section 5.06). Notwithstanding the foregoing, if, upon any such consolidation or merger of the Company with or into any other corporation, or upon any conveyance of the property of the Company as an entirety or substantially as an entirety to any other corporation, any properties of any character owned by the Company immediately prior thereto would thereupon become subject to any Lien, simultaneously with such consolidation, merger or conveyance, effective provision will be made to secure the Securities outstanding equally and ratably with the debt secured by such Lien (Section 14.01).

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to, among other things, establish the form and terms of any series of the Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than 66 2/3% in the aggregate principal amount of the Securities then outstanding which are affected thereby, to modify and alter the terms of the Indenture or any supplemental indenture or the rights of the holders of the Securities of any series to be affected, except that no such modification or alteration may be made which will (i) extend the fixed maturity of any Securities, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or reduce any premium payable upon the redemption thereof, or make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the Securities, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the percentage of Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all the Securities then outstanding, or (iii) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee (Sections 13.01 and 13.02).

DEFAULTS

     The Indenture provides that events of default with respect to any series of Securities will be (i) default for 30 days in payment of interest upon any Indenture Security of such series; (ii) default in payment of principal (other than on sinking fund redemption) or premium, if any, on any Indenture Security of such series; (iii) default for 30 days in payment of any sinking fund instalment when due by the terms of the Securities of such series; (iv) default, for 90 days after written notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Securities of such series then outstanding, in performance of any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than such series); (v) default under another instrument or in respect of another series of Securities resulting in acceleration of maturity of indebtedness of the Company in an amount exceeding $5,000,000 if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 10 days after written notice by the Trustee or the holders of at least 10% in principal amount of the Securities of such series;
(vi) certain events in bankruptcy or insolvency; and (vii) the incurrence of any other event of default with respect to Securities of such series (Section 6.01). If an event of default with respect to Securities of any series should occur and be continuing, either the Trustee or the holders of 25% of the principal amount of outstanding Securities of such series may declare each Indenture Security of that series due and payable (Section 6.02). The Company will be required to file annually with the Trustee a statement of an officer as to the fulfillment by the Company of its obligations under the Indenture during the preceding year (Section 5.07).

     Holders of a majority in principal amount of the outstanding Securities of any series will be entitled to control certain actions of the Trustee under the Indenture and to waive past defaults with respect to such series (Sections 6.02 and 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Securities, unless one or more of such holders of Securities shall have offered to the Trustee reasonable indemnity (Section 10.01).

     If an event of default occurs and is continuing with respect to a series of Securities, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for its reasonable compensation and expenses incurred prior to any payments to holders of Securities of such series (Section 6.05).

     The right of any holder of Securities of any series to institute action for any remedy is subject to certain conditions precedent, including a request to the Trustee by the holders of not less than 25% in principal amount of the Securities of that series outstanding to take action, and an offer to the Trustee of reasonable indemnity against liabilities incurred by it in so doing (Section 6.07).

DEFEASANCE

     The Indenture provides that if, any time after the date of the Indenture, the Company shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of direct obligations of the United States of America as will or will together with the income thereon without consideration of any reinvestment thereof be sufficient to pay, all sums due for principal of, premium, if any, and interest on the Securities of a particular series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. Such defeasance is conditioned upon the Company's delivery of an opinion of counsel that the holders of the Securities of such series will have no federal income tax consequences as a result of such deposit (Section 11.02).

CONCERNING THE TRUSTEE

     The Trustee is one of the banks participating in one revolving credit agreement with the Company. In addition, the Trustee acts as trustee with respect to an Indenture dated as of June 1, 1985 (with respect to certain other of the Company's Medium-Term Notes).

                              PLAN OF DISTRIBUTION

     The Company may offer the Securities directly or through underwriters, dealers or agents.

     If underwriters are used in the offering of Offered Securities, the names of the managing underwriter or underwriters (expected to be or include Citicorp Securities, Inc., Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc) and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Securities, although such a firm may participate in the distribution of such Offered Securities under circumstances entitling it to a dealer's allowance or agent's commission. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act of 1933, as amended ("Securities Act"), (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such Offered Securities if any are purchased.

     The Company also may sell Offered Securities to a dealer, as principal. In such event, the dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named and the terms of any such agency will be set forth, in the Prospectus Supplement or Pricing Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement or Pricing Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If so indicated in a Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutions to purchase the Offered Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (2) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not subject to delayed delivery.

     The anticipated date of delivery of Offered Securities will be set forth in the Prospectus Supplement relating to the Offering of such Securities.

                                 LEGAL MATTERS

     The legality of the Securities being offered hereby will be passed upon for the Company by William J. Hallinan, Esq., General Counsel of GFC Financial Corporation and counsel to the Company. Brown & Wood will act as counsel for any underwriters or agents.

                                    EXPERTS

     The financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets as of December 31, 1993 and 1992 and the consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1993 of TriCon Capital Corporation-Predecessor Business incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph for certain accounting changes, of Coopers & Lybrand, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Fleet Factors Corporation (a wholly-owned subsidiary of Fleet Financial Group, Inc.) appearing in the Company's Current Report on Form 8-K dated February 14, 1994 have been audited by KPMG Peat Marwick, independent auditors, as of the dates and for the periods indicated in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance on such report of KPMG Peat Marwick, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Securities and Exchange Commission registration fee.......................  $344,830
    Printing..................................................................    50,000
    Accounting services.......................................................    30,000
    Fees and expenses of Trustee..............................................    25,000
    Rating agency fees........................................................   300,000
    Legal fees and expenses...................................................    50,000
    Expenses of qualification under blue sky laws.............................    25,000
    Miscellaneous.............................................................     1,170
                                                                                --------
              Total...........................................................  $826,000
                                                                                --------
                                                                                --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Certain directors and officers of the Registrant are, in specified circumstances, indemnified under the Certificate of Incorporation of GFC Financial Corporation and the General Corporation Law of the State of Delaware against liability which they may incur in their capacities as such.

     The Certificate of Incorporation of GFC Financial Corporation provides that such a person shall be indemnified to the fullest extent authorized by the General Corporation Law of the State of Delaware. The General Corporation Law of the State of Delaware provides generally that indemnification of such a person may be made if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to suits by or in the right of the corporation such person may not be indemnified (unless and only to the extent a court of competent jurisdiction shall determine that such indemnification is appropriate) if he has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation.

     In addition, under an insurance policy, the directors and officers of the Registrant are indemnified, with various exclusions, against liability for wrongful acts in such capacities, including negligence or breach of duty. The principal exclusions from coverage are fines and penalties, liability based on violation of pollution control laws, libel or slander, liability for illegal personal profit or remuneration, ERISA violations and liability for deliberate dishonesty.

ITEM 16. LIST OF EXHIBITS.

EXHIBIT
  NO.                                                TITLE
- --------        --------------------------------------------------------------------------------
 1.          -- Form of Senior Debt Securities Purchase Agreement. *
 1.1         -- Distribution Agreement between the Company and the Agents named therein dated
                September 25, 1992.
 1.1.2       -- Amendment No. 1 to Distribution Agreement dated September 25, 1992 between the
                Company and the Agents named therein effective as of February 16, 1994.
 4.          -- Indenture between the Company and The Chase Manhattan Bank, N.A., as Trustee,
                dated as of September 1, 1992.
 5.          -- Opinion and consent of William J. Hallinan, Esq., Vice President and General
                Counsel of GFC Financial Corporation and counsel to the Company.
12.          -- Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to
                Exhibit 12 to the Registrant's Annual Report on Form 10-K for the year ended
                December 31, 1993).
23.1         -- Consent of Deloitte & Touche.
23.2         -- Consent of Coopers & Lybrand.

EXHIBIT
  NO.                                                TITLE
- --------        --------------------------------------------------------------------------------
 23.3        -- Consent of KPMG Peat Marwick.
 23.4        -- Consent of William J. Hallinan, Esq. (included in Exhibit 5).
 24.         -- Power of Attorney -- included in Part II of this Registration Statement.
 25.         -- Form T-1 Statement of Eligibility of The Chase Manhattan Bank, N.A., as Trustee
                under the Trust Indenture Act of 1939.

- ---------------
 * Previously filed with the Commission as Exhibit 1 to the Registrant's Form S-3 Registration Statement (Registration No. 33-45640) and incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, GREYHOUND FINANCIAL CORPORATION, CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHOENIX, STATE OF ARIZONA, ON THE 25 DAY OF MARCH, 1994.

                                           GREYHOUND FINANCIAL CORPORATION

                                           By: /s/  SAMUEL L. EICHENFIELD
                                                    Samuel L. Eichenfield
                                              Chairman of the Board, President
                                                              and
                                                   Chief Executive Officer

                            ------------------------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel L. Eichenfield, Robert J. Fitzsimmons and William J. Hallinan, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                            ------------------------

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                 TITLE                        DATE
- ------------------------------------------    ------------------------------    ------------------
     /s/  SAMUEL L. EICHENFIELD                  Director, President and            March 25, 1994
         (Samuel L. Eichenfield)                 Chief Executive Officer
                                              (Principal Executive Officer)

     /s/  ROBERT J. FITZSIMMONS                 Director, Vice President-           March 25, 1994
         (Robert J. Fitzsimmons)                   Treasurer (Principal
                                                    Financial Officer)

     /s/   BRUNO A. MARSZOWSKI                 Vice President-Controller            March 25, 1994
          (Bruno A. Marszowski)                         (Principal
                                                   Accounting Officer)

     /s/    W. CARROLL BUMPERS                          Director                    March 25, 1994
           (W. Carroll Bumpers)

     /s/    GREGORY C. SMALIS                 Director, Senior Vice Presi-          March 25, 1994
           (Gregory C. Smalis)                 dent -- Portfolio Manager

                                 EXHIBIT INDEX

                                                                                      PAGE NO. IN
                                                                                      SEQUENTIALLY
                                                                                        NUMBERED
EXHIBIT                                                                               REGISTRATION
  NO.                                         TITLE                                    STATEMENT
- -------        -------------------------------------------------------------------    ------------
    1.      -- Form of Senior Debt Securities Purchase Agreement*.
   1.1      -- Distribution Agreement between the Company and the Agents named therein dated September 25, 1992.
 1.1.2      -- Amendment No. 1 to Distribution Agreement dated September 25, 1992 between the Company and the Agents named therein effective as of
               February 16, 1994.
    4.      -- Indenture between the Company and The Chase Manhattan Bank, N.A., as Trustee, dated as of September 1, 1992.
    5.      -- Opinion and consent of William J. Hallinan, Esq., Vice President and General Counsel of GFC Financial Corporation and counsel to the
               Company.
   12.      -- Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Registrant's Annual Report on Form
               10-K for the year ended December 31, 1993).
  23.1      -- Consent of Deloitte & Touche.
  23.2      -- Consent of Coopers & Lybrand.
  23.3      -- Consent of KPMG Peat Marwick.
  23.4      -- Consent of William J. Hallinan, Esq. (included in Exhibit 5).
   24.      -- Power of Attorney -- included in Part II of this Registration
               Statement.
   25.      -- Form T-1 Statement of eligibility and qualification of The Chase
               Manhattan Bank, N.A., as Trustee under the Trust Indenture Act of
               1939.

- ---------------
* Previously filed with the Commission as Exhibit 1 to the Registrant's Form S-3 Registration Statement (Registration No. 33-45640) and incorporated by reference herein.